Exhibit 2.01
Resource Extraction Payment Report
Project-Level Disclosure
The table below sets forth details regarding payments made by Civitas Resources, Inc. and its consolidated subsidiaries (collectively, the “Company”) to governments for the year ended December 31, 2023, segregated by project and type of payment.

					For the Year Ended December 31, 2023(1) (in USD and in thousands)
Project	Subnational Political Jurisdiction	Government	Resource	Method of Extraction	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments	Total
Denver-Julesburg Basin	Colorado	U.S. Federal Government	Oil and natural gas	Well	$—	$14,836	$219	$—	$—	$—	$—	$—	$15,055
(1)All payments relate to the acquisition, development, and production of crude oil and associated liquids-rich natural gas, the Company’s sole reportable segment.
Government-Level Disclosure
The table below sets forth details regarding payments made by the Company to governments for the year ended December 31, 2023, segregated by government and type of payment.

	For the Year Ended December 31, 2023(1) (in USD and in thousands)
Government	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments	Total
U.S. Federal Government	$—	$14,836	$219	$—	$—	$—	$—	$—	$15,055
(1)All payments relate to the acquisition, development, and production of crude oil and associated liquids-rich natural gas, the Company’s sole reportable segment.